Exhibit 99.2

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2012	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest income	$169,966	$174,624	$178,087	$344,590	$353,913
Interest expense	10,229	9,519	13,377	19,748	28,230
Net interest income	159,737	165,105	164,710	324,842	325,683
Provision for loan losses	8,165	5,215	12,188	13,380	27,977
Net interest income after provision for loan losses	151,572	159,890	152,522	311,462	297,706
NON-INTEREST INCOME
Bank card transaction fees	34,733	38,434	41,304	73,167	78,766
Trust fees	22,814	23,833	22,544	46,647	44,116
Deposit account charges and other fees	19,336	19,975	20,789	39,311	40,089
Capital market fees	6,871	5,010	4,979	11,881	9,699
Consumer brokerage services	2,526	2,576	2,880	5,102	5,543
Loan fees and sales	1,561	1,706	2,075	3,267	3,899
Other	6,742	9,282	6,773	16,024	15,138
Total non-interest income	94,583	100,816	101,344	195,399	197,250
INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	5,587	3	(2,119)	5,590	4,186
Noncredit-related losses (reversals) on securities not expected to be sold	(5,907)	(353)	1,469	(6,260)	(5,110)
Net impairment losses	(320)	(350)	(650)	(670)	(924)
Realized gains on sales and fair value adjustments	4,360	1,686	2,606	6,046	4,207
Investment securities gains, net	4,040	1,336	1,956	5,376	3,283
NON-INTEREST EXPENSE
Salaries and employee benefits	89,543	87,511	84,223	177,054	171,615
Net occupancy	11,260	11,105	11,213	22,365	23,250
Equipment	5,189	4,999	5,702	10,188	11,279
Supplies and communication	5,613	5,667	5,692	11,280	11,224
Data processing and software	17,469	18,282	17,531	35,751	33,998
Marketing	3,822	4,469	4,495	8,291	8,753
Deposit insurance	2,520	2,618	2,780	5,138	7,671
Visa litigation	—	5,690	—	5,690	(1,359)
Other	15,045	15,999	21,877	31,044	41,042
Total non-interest expense	150,461	156,340	153,513	306,801	307,473
Income before income taxes	99,734	105,702	102,309	205,436	190,766
Less income taxes	32,920	34,466	32,692	67,386	60,199
Net income	66,814	71,236	69,617	138,050	130,567
Less non-controlling interest expense	1,015	503	583	1,518	1,080
Net income attributable to Commerce Bancshares, Inc.	$65,799	$70,733	$69,034	$136,532	$129,487
Net income per common share — basic	$.74	$.80	$.76	$1.54	$1.42
Net income per common share — diluted	$.74	$.80	$.75	$1.54	$1.41